Exhibit 23.2

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 6 (the “Registration Statement”) of our report dated June 14, 2023, relating to the consolidated financial statements of Idaho Copper Corp. (the “Company”) as of and for the year ended January 31, 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which forms part of this Amended Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

March 13, 2025